As of September 28, 1995






Major League Baseball Properties, Inc.
350 Park Avenue
New York, NY 10022

Gentlemen:

         This letter amendment (the "1995 Amendment"), when executed below shall, with automatic effect on January 1, 1996 (the "Effective Date"), extend and further amend the license agreement dated as of January 1, 1969 (the "1969 Agreement"), as heretofore amended on April 2, 1974, May 18, 1977, August 23, 1982, August 25, 1983, November 20, 1985, June 25, 1990 and August 16, 1990,
between Major League Baseball Properties, Inc. ("MLBP"), on its own behalf and as authorized agent of the Office of the Commissioner of Baseball (the "BOC"), the American and National Leagues of Professional Baseball Clubs (the "Leagues") and their member clubs (the "Baseball Clubs") and The Topps Company, Inc. ("Topps"), as set forth below. The 1969 Agreement, together with all prior amendments and this 1995 Amendment is sometimes referred to herein as the "License Agreement". For ease of reference, certain of the provisions of the amendments prior to this 1995 Amendment have been restated below without modification, so that upon the Effective Date, all amendments to the 1969 Agreement that are in effect throughout the term of this 1995 Amendment are reflected in this 1995 Amendment. The parties hereto do hereby agree as follows:

 1. The term of the License Agreement shall be extended through and including December 31, 2000, unless earlier terminated pursuant to its terms.

 2. The License Agreement is amended by deleting in its entirety paragraph 1 in the 1969 Agreement and replacing it with the following:

         "1. MLBP hereby licenses Topps for the term of the 1995 Amendment to use the Major League Baseball silhouetted batter logo (and any other logo owned by MLBP during such term), and the names and insignias of each of the BOC, the Leagues and the Baseball Clubs (collectively, the "Insignia"):

         (a) as a part of the uniforms of baseball players shown

              (i) in baseball player picture cards ("Trading Cards") to be sold either alone or in combination with chewing gum of any kind ("Topps Products"),


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              (ii)  in baseball player photographs reproduced as pictures on materials other than Trading Cards, including, but not limited to, player pictures on conventional (non-glossy) paper stock, smaller than 5 x 7 inches in size ("Player Pictures"), to be sold (A) in combination with Topps Products, and (B) alone if substantial sales are made by Topps of Topps Products sold in combination with Player Pictures reflecting a bona fide effort by Topps to market the Player Pictures in combination with Topps Products and so long as such efforts and sales continue,

              (iii) in baseball player photographs reproduced as posters not larger than 20 x 12 inches in size (and when folded not larger than 28 square inches in size) ("Player Posters"), to be sold in combination with Topps Products,

              (iv) in baseball player photographs reproduced as gummed stamps or stickers, and accompanying albums ("Player Stickers"), to be sold in combination with Topps Products,

              (v) in baseball player photographs reproduced as wax rub-offs, tattoos and on boxes ("Miscellaneous Reproductions"), to be sold in combination with Topps Products;

         (b) as part of the Topps Products and the packaging of such Topps Products, other than on the uniform of baseball players shown; and

         (c) in advertising and promotional material reasonably connected with the foregoing uses.

         The Trading Cards, Player Pictures, Player Posters, Player Stickers and Miscellaneous Reproductions are sometimes herein collectively referred to as the "Baseball Items". This license is not exclusive and does not constitute and may not be used so as to imply the endorsement by MLBP, the BOC, the Leagues or the Baseball Clubs of any product of Topps. Topps acknowledges that, during the term of the 1995 Amendment, it shall not use the Insignia on any products other than the Baseball Items and Topps Products and materials related thereto, except as provided hereunder or as otherwise approved by MLBP in writing. In addition, Topps shall use its best efforts to ensure that all Baseball Items and Topps Products will present Major League Baseball in a positive light among children and young adults, consistent with Topps prior and current practice."

 3. All references in the License Agreement to Major League Baseball Promotions Corporation shall be changed to Major League Baseball Properties, Inc. All references in the License Agreement to Topps Chewing Gum, Incorporated shall be changed to The Topps Company, Inc.

 4. The territory shall continue to be worldwide, subject to the remaining provisions of this paragraph. However, prior to (a) any distribution or sale by Topps of Baseball Items or Topps Products in a country other than the United States, its territories and possessions, U.S. military bases worldwide, Puerto Rico, or Canada (hereinafter, a "New Foreign Jurisdiction"), or (b) distribution or sale of Baseball Items or Topps Products by any entity directed by, or under agreement with, Topps to sell or distribute such items and/or

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

         products in a New Foreign Jurisdiction, Topps shall notify MLBP, in writing, of the intention of Topps or such other entity to sell or otherwise distribute into any such New Foreign Jurisdiction, together with a description of the Baseball Items and/or Topps Products to be sold or distributed, projected volume of such items to be sold or distributed into such New Foreign Jurisdiction and the name of the Topps distributor for such New Foreign Jurisdiction. Topps shall, to the extent reasonably practicable, provide such notice at least twenty
         (20) days prior to such distribution or sale. MLBP shall then notify Topps, in writing and within fifteen (15) days of its receipt of Topps notice, as to whether the Insignia have been registered with the relevant trademark authorities in such New Foreign Jurisdiction. If the Insignia have not been so registered, neither Topps nor any entity directed by, or under agreement with, Topps to distribute or sell the Baseball Items or Topps Products in such New Foreign Jurisdiction shall sell Baseball Items or Topps Products in such New Foreign Jurisdiction unless Topps agrees to indemnify MLBP, the BOC, the Leagues and the Baseball Clubs from any third party trademark or other intellectual property claims brought as a result of such sales or distribution in such New Foreign Jurisdiction. MLBP shall provide Topps with a list of all countries in which the Insignia are currently registered, as promptly as reasonably practicable after the date hereof.

 5. During each calendar year of the term of the 1995 Amendment, Topps shall pay to MLBP minimum guarantees, against sales of Baseball Items and Topps Products in the United States, its territories, possessions and military bases worldwide, Puerto Rico and Canada as set forth on Schedule A attached hereto. There shall be no minimum guarantees for any other jurisdiction.

 6. During each calendar year of the term of the 1995 Amendment commencing with the Effective Date, Topps shall pay to MLBP royalties on the net sales of Baseball Items and Topps Products (as those terms are defined in paragraph 1 of the License Agreement), as set forth on Schedule A attached hereto. The term "net sales" shall mean [INFORMATION
         SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]. The minimum guarantees payable hereunder shall be paid as provided in Schedule A except to the extent that

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

         cumulative payments of royalties for sales in the United States, its territories, possessions and military bases worldwide, Puerto Rico and Canada shall theretofore have offset all or a portion of the total of such minimum guarantees. [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]. Any late payments by Topps shall require Topps to pay MLBP, in addition to the amounts due, interest at one percent (1%) per month or the highest prime lending rate of Chemical Bank (or its successor) during the period such amounts are delinquent, whichever is greater, on the amounts delinquent for the period of delinquency, without prejudice to any other rights of MLBP in connection therewith. All royalties shall be payable on or by March 15 of each year for the immediately preceding calendar year, with a credit for the minimum guarantee theretofore paid for such preceding calendar year.

 7. Topps shall pay MLBP, upon execution of the 1995 Amendment, $56,343.95 in settlement of all audit disputes between the parties relating to
         Topps books and records and royalty payments.   In consideration
         therefor, MLBP hereby releases Topps from any further claims relating to Topps books and records and royalty payments for all calendar years through calendar year 1994. In addition, MLBP waives all claims against Topps relating to Topps exclusion of items sold together in retail packs with Baseball Items and/or Topps Products, but which do not bear the Logos, from the calculation of net sales for periods prior to the Effective Date.

 8. Topps shall provide to MLBP a merchandise credit of $5,000 (wholesale value) during each year of the term commencing on or after the Effective Date. Topps shall ship, at MLBP's direction, such merchandise as MLBP shall request from time to time pursuant to the merchandise credit.

 9. Topps shall provide to Major League Baseball Properties Canada Inc. ("MLBPC") a merchandise credit of $500 (wholesale value) during each year of the term commencing on or after the Effective Date. Topps shall ship, at MLBPC's direction, such merchandise as MLBPC shall request from time to time pursuant to the merchandise credit.

10. During each calendar year of the term commencing on or after the Effective Date and ending with the calendar year commencing January 1, 1998, Topps shall, subject to the parties agreeing to and executing a mutually acceptable sponsorship agreement, participate in The Major League Baseball All-Star FanFest as a participating sponsor. The sponsorship fee shall be [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] for each of 1996 and 1997 and [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] for 1998.

11. During each calendar year of the term commencing on or after the Effective Date, Topps shall purchase a one page full-color advertisement in each of the All-Star Game, LCS and World Series programs, provided that Topps shall not be required to spend in excess of [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] in any such year for such advertisements. In addition, in each year of the term of the 1995 Amendment, Topps agrees to consider, in good faith, purchasing, at the preferred rate for MLBP's licensees, one page in each edition of MLBP's "Major League Baseball for Kids" publication. If Topps purchases advertising pages in "Major League

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

         Baseball for Kids," the cost of such pages shall not count toward the [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] commitment stated in this paragraph 11.

12. During each calendar year of the term commencing on or after the Effective Date, Topps shall give good faith consideration to participating in at least two mutually agreed upon MLBP-sponsored events (e.g. National Packtime).

13. Topps shall give good faith consideration to participating in, sponsoring and/or supporting certain youth-oriented MLBP events.

14. The following shall be added to the License Agreement immediately after the word "giveaways" in paragraph 2 of the 1969 Agreement:

         "(except for giveaway programs for sticker albums in a manner designed to promote and market Major League Baseball sticker collections and approved by MLBP)."

15. The License Agreement is amended by deleting in its entirety paragraph 5 of the Letter Agreement dated June 25, 1990, and heretofore amended by that certain Letter Agreement dated August 16, 1990, and replacing it with the following:

         "5. [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] .
         Such samples (which shall include all advertising, point-of-sale displays, catalogues, sales sheets and other items produced in connection with Baseball Items and Topps Products) shall be submitted to MLBP free of cost and in a timely manner before their manufacture or distribution. With respect to Trading Cards, Topps shall be deemed in compliance with the provisions of this paragraph by submitting for approval, at an appropriate stage of development (but no later than the final film stage), with copy and layout all wrappers, packaging and promotional materials, and with the front and back of each proposed card showing the size, appearance and location of all Insignia to appear on the Trading Cards; provided, however, that for good cause (e.g., poor coloration or registration of production copies) MLBP may require that in the future the foregoing materials be submitted for additional approval at the color-proof or chromolin stages. Product quality shall be at least equal to that of trading cards previously manufactured by Topps under the License Agreement. In addition, no irregulars, seconds or other Baseball Items or Topps Products which do not conform in all material respects to the approved samples may be distributed or sold without the prior written consent of MLBP. Topps shall also submit to MLBP for its approval, as to their quality and appropriateness as a Baseball Item or Topps Product, all new product designs which contain the Logos. In the event that any item or matter submitted to MLBP for approval pursuant to this paragraph shall not have been approved or disapproved and returned to Topps within [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] MLBP business days after receipt thereof by MLBP, Topps shall notify MLBP that it is still awaiting approval or disapproval. If, after an additional [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] MLBP business days after such notification, MLBP shall still have failed to give its approval or disapproval, such items or matters so submitted shall be deemed [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]"
         The term "MLBP business days" as used in this paragraph shall mean all days on which banks are authorized to close in New York State

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

         and any other MLBP holiday of which MLBP advises Topps at least thirty days in advance.

16. Topps shall comply with the guidelines set forth on Schedule B in publishing the Baseball Items and Topps Products.

17. On each September 30 of the term after the Effective Date, Topps shall submit to MLBP, for MLBP's information, Topps marketing information required by Schedule C hereto for the next succeeding calendar year of the term.

18. Topps shall provide MLBP with notice (for informational purposes only), simultaneously with the submissions in Paragraph 15 hereof and, whenever practicable, in the marketing plans provided by Topps pursuant to Schedule C, of any new brand of Baseball Items including without limitation, Trading Cards, it intends to publish using the Insignia in accordance with the License Agreement.

19. Topps hereby agrees to indemnify, defend and hold MLBP, the BOC, the Leagues and the Baseball Clubs and their respective owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages and costs (including reasonable attorney's fees and expenses) arising out of any claim by a third party in connection with: (i) any use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Topps during the term of the 1995 Amendment in connection with the Baseball Items or Topps Products covered by the License Agreement, other than a use of the Insignia as authorized under the License Agreement; (ii) alleged defects or deficiencies arising during or after the term of the 1995 Amendment (A) in Baseball Items published by or on behalf of Topps, (B) in Topps Products or (C) in the wrappings, packaging materials or advertising materials of Topps used or sold in connection with the Baseball Items or Topps Products, or in the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Baseball Items not involving a claim of right to the Insignia; (iii) use of the Insignia during the term of the 1995 Amendment, other than as authorized by the License Agreement, or any breach by Topps of the License Agreement;(iv) invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other rights of any third party during the term of the 1995 Amendment, other than as authorized by the License Agreement; (v)libel or slander against any third party arising during the term of the 1995 Amendment; and (vi) agreements or alleged agreements entered into by Topps with a third party for the manufacture, distribution or sale of Baseball Items or Topps Products, provided in each case Topps shall have the option to undertake and conduct the defense of any suits brought and to engage in settlement thereof at its sole discretion, provided such settlement does not impair the legal rights of MLBP. MLBP shall give Topps written notice of the making of any claim or the institution of any action hereunder and MLBP may, at its option, participate in any action. The indemnifications hereunder shall survive the expiration or termination of the License Agreement.

20. MLBP represents and warrants to Topps that it has all necessary rights and authority to grant the license granted hereunder, and agrees to indemnify (subject to any indemnification provided by Topps in accordance with Paragraph 4 of this 1995 Amendment), defend and hold Topps and its stockholders, directors, officers, employees,


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

         agents, representatives, successors and assigns harmless from any claims, suits, damages and costs (including reasonable attorney's fees and expenses) arising out of any claim by a third party in connection with: (i) challenges, during or after the term of this 1995 Amendment, to MLBP's authority and power as agent for and pursuant to the authority granted by the BOC, the Leagues and the Baseball Clubs to license the Insignia in connection with the manufacturing, distribution, advertisement and sale of the Baseball Items; and (ii) Topps authorized use of the Insignia as approved by MLBP under the License Agreement (which includes, but shall not be limited to, any claims relating to MLBP's failure or alleged failure to have the right to grant the licenses granted hereunder), provided in each case the MLBP shall have the option to undertake, review and conduct the defense of any suit so brought and to engage in settlement thereof at its sole discretion, provided such settlement does not impair any legal rights which Topps may have outside of the License Agreement. Topps shall not institute any suit or action with respect to the Insignia against any individual or entity that does not own any of the Insignia without first obtaining MLBP's consent. Topps agrees that it is not entitled to share in any proceeds received by MLBP (by settlement or otherwise) in connection with any formal or informal action relating to the Insignia brought by MLBP or any other owner of any of the Insignia, provided that nothing contained herein shall limit Topps rights to prosecute claims to the extent such claims relate to Topps own trademarks, copyrights and other intellectual property. Topps shall give MLBP written notice of the making of any claim or the institution of any action hereunder and Topps may, at its option, participate in any action. The representations and indemnifications hereunder shall survive the expiration or termination of the License Agreement.

21.      Topps agrees that, during the term of the 1995 Amendment:

         (a) It will not acquire any rights in the Insignia as a result of its use under Paragraph 1(b) of the License Agreement, and all use of the Insignia under Paragraph 1(b) of the License Agreement shall inure to the benefit of MLBP, the BOC, the Leagues and/or the Baseball Clubs.

         (b) It will not directly attack the title of MLBP, the Baseball Clubs, the Leagues, and/or the BOC in and to the Insignia or any copyright, trademark or service mark pertaining thereto, nor will it directly attack the validity of the license granted hereunder.

         (c) It will not apply for any registration of any copyright, trademark, service mark or other designation which would directly affect the ownership of the Insignia.

         (d) It will comply with all laws and regulations applicable to the manufacture, sale or advertising of the Baseball Items and Topps Products and shall comply with the applicable requirements of any governmental agency (including, without limitation, the United States Consumer Safety Commission) which shall have jurisdiction over the Baseball Items and Topps Products.

         (e) It shall ensure that MLBP, the Baseball Clubs, official Club and/or MLBP retail stores, Club in-stadium concessionaires and the Clubs belonging to The National Association of Professional Baseball Leagues ("NAPBL Clubs") may obtain Baseball Items and Topps Products, without regard to the relatively small volume

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

              their orders may represent, to the extent supplies last. MLBP, the Clubs and NAPBL Clubs may obtain the Baseball Items and Topps Products for their use, but not for resale, at the lowest price at which Topps sells the Baseball Items and Topps Products.

22. The License Agreement is amended by deleting in their entirety paragraphs 6, 7 and 8 of the 1969 Agreement.

23. Upon MLBP's written request, but not more than twice during any calendar year, Topps shall provide MLBP with a written list of the name of each third party (hereinafter, a "Manufacturer"), both domestic and foreign, that Topps has used to produce any of the Baseball Items or Topps Products during the preceding 12-month period and those it is currently using or has plans to use. In the event MLBP notifies Topps that it has encountered difficulties with respect to the unlawful use of the Insignias by any such Manufacturer (or any other manufacturer which MLBP shall so advise Topps with respect to), Topps agrees to give good faith consideration, using its reasonable business judgment exercised in its sole discretion, as to whether to continue to do business with such third party.

24. Topps will not manufacture, or authorize the manufacture of the Baseball Items or Topps Products, or accumulate inventory, at a rate greater than its average rate during the term, as the end of the term approaches.

25. Neither MLBP nor Topps shall disclose any confidential, private, restricted or otherwise non-public information concerning the other (including, without limitation, Topps marketing plans and the list of Manufacturers) which, it acknowledges, it may become privy to during the term of the 1995 Amendment, except as required by law and except that MLBP may divulge such information to the BOC, the Leagues and the Baseball Clubs, provided that the BOC, the Leagues and the Baseball Clubs are subject to a confidentiality agreement with MLBP, and Topps is a third-party beneficiary thereof.

26. Topps agrees to obtain, at its own cost and expense, comprehensive general liability insurance including product liability insurance providing adequate protection for MLBP, the BOC, the Leagues and the Baseball Clubs and Topps in an amount not less than $3,000,000.00 (three million dollars) per incident or occurrence (which amount may include excess umbrella coverage), or Topps standard insurance policy limits, whichever is greater, and with a reasonable deductible in relation thereto from an insurance company rated at least A- by A.M. Best. Such insurance shall remain in force at all times during the license period and for a period of five (5) years thereafter. Topps further agrees that, as long as such insurance is available from an insurance company rated at least A- by A.M. Best, to obtain and maintain adequate insurance covering claims of third parties against MLBP, the BOC, the Leagues and the Baseball Clubs and Topps, relating to the matters described in subparagraphs 19(iv), (v) and (vi), in an amount equal to the lesser of (a) $1,000,000 per incident or occurrence and $1,000,000 in the aggregate, and (b) such amount as may be obtained for an annual premium of $25,000. Within thirty (30) days from the date hereof, Topps will submit to MLBP a certificate of insurance naming MLBP and the Baseball Clubs as additional insured parties and requiring that the insurer

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

         shall not terminate or materially modify such policy or certificate of insurance without written notice to MLBP at least thirty (30) days in advance thereof.

27. Simultaneous with the delivery of the payments of the guarantee pursuant to Paragraph 5 hereof and the royalty pursuant to Paragraph 6 hereof Topps shall furnish to MLBP complete and accurate statements, certified to be accurate by an officer on behalf of Topps, showing the sales volume of each Baseball Item, gross sales price, itemized deductions from gross sales price, and net sales price of the Baseball Items distributed and/or sold by Topps. The report delivered with the payments of the guarantee shall reflect sales for the reporting period since Topps previous guarantee payment and the report delivered with the payment of the royalty shall reflect sales for the preceding calendar year. Upon the reasonable request of MLBP, Topps shall provide additional information necessary to clarify the royalty reports. Such statement shall be furnished to MLBP whether or not any of the Baseball Items have been sold, or any payment is shown to be due MLBP. Receipt or acceptance by MLBP of any of the statements furnished pursuant to the License Agreement or of any sums paid hereunder shall not preclude MLBP from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Topps. Late payment penalties, if any, shall be made pursuant to Paragraph
         6 hereof.

         Topps shall account separately for all sales in each country. For reporting purposes, the United States of America, the District of Columbia, Puerto Rico and U.S. territories and possessions, including U.S. military bases worldwide, shall be one country.

28. Topps shall keep, maintain and preserve in its principal place of business for at least two (2) years following termination or expiration of the License Agreement or any renewal thereof complete and accurate records and accounts covering all transactions relating to the License Agreement. Such records and accounts shall be available for inspection and audit no more than twice during any year of the term of the License Agreement during reasonable business hours and upon reasonable notice by MLBP or its representatives. Except as otherwise required by law, MLBP shall keep the information derived from any audit in confidence. If pursuant to its right hereunder to audit and inspect MLBP causes an audit and inspection to be instituted and thereafter discloses a deficiency of three percent (3%) or more between the amount found to be due to MLBP pursuant to Schedule A hereto and the amount actually paid or credited to MLBP, then Topps shall be responsible for payment of the entire deficiency together with interest thereon at the then current prime rate of Chemical Bank (or its successor) from the date such amount became due until the date of payment, and the costs and expenses of such audit and inspection.

29. The License Agreement is amended by deleting in its entirety paragraph 6 of the Letter Amendment dated June 25, 1990 and replacing it with the following:

         "6. On the packaging of all Baseball Items and Topps Products shall appear one of the following two notices: "The Major League Baseball Club Insignia depicted on this product are trademarks which are the exclusive property of the respective Major League Clubs and may not be reproduced without their written consent" or "Major League Baseball trademarks and copyrights are used with permission of Major League Baseball

         Properties, Inc." MLBP shall, in its discretion and in a timely manner, determine which notice to include in each Baseball Item and Topps Product. In addition, on all products containing the Insignia shall appear a label stating "Genuine Merchandise" and containing the Major League Baseball silhouetted batter logo. Further, all Topps advertisements and promotional displays featuring the Insignia and all retailer advertisements featuring Baseball Items or Topps Products, and of which Topps has knowledge, shall contain the worlds "Genuine Merchandise" and the silhouetted batter logo, and all uses of the Insignia shall include either of the following notices as directed by MLBP: (R) or "TM". MLBP shall have the right to revise the foregoing notice requirements and to require such other notices as shall be reasonably necessary to protect the interests of the MLBP, the Baseball Clubs, the BOC and/or the Leagues and their respective Insignia. Topps agrees to advise MLBP of the initial date of the marketing of each Baseball Item and Topps Product and upon request to deliver to MLBP up to eight (8) retail packages of the Baseball Items and Topps Products upon which the Insignia are used."

         Notwithstanding the foregoing, Topps may continue to comply with the terms of Paragraph 6 as stated in the Letter Amendment dated June 25, 1990, with respect to all Baseball Items and Topps Products which are in the production process as of the date hereof.

30. In any case where Topps employs the services of photographers or artists in connection with the production, promotion, marketing or distribution of the Baseball Items and Topps Products, it shall use reasonable efforts to secure the agreement from each such photographer or artist that the photographic or artistic work he or she produces for Topps shall be "works made for hire" for the purposes of the copyright laws, and that to the extent such photographic or artistic works may not qualify as works made for hire, the copyright in each such work is assigned to Topps. Nothing contained herein shall prohibit Topps from using any photographer or artist that does not enter into such an agreement.

31.      (a) MLBP shall have the right to terminate the License Agreement upon the occurrence of any one or more of the following events (herein called "defaults"):

               (i) If Topps fails to maintain in full force and effect the insurance referred to in the first sentence of Paragraph 26 hereof and fails to provide for similar protection in form and manner reasonably acceptable to MLBP (which may include, if reasonably acceptable to MLBP, self-insurance) so that there is coverage at all times. The downgrading of Topps insurer by A.M. Best shall not be deemed a default, provided that Topps may not sign a new policy with such down-graded insurer.

               (ii) If Topps shall breach any one of the undertakings set forth in Paragraph 21(a)-(c) hereof or any other material term of the License Agreement, and shall fail to cure such breach to the extent reasonably capable of cure, within thirty
                     (30) days of MLBP's written notice of breach to Topps thereof. In the event any such breach is not reasonably capable of cure, MLBP may only terminate the License Agreement in the event Topps has persisted, notwithstanding prior written notice of such breaches from MLBP to Topps, to engage in such conduct. Termination by MLBP under this subparagraph shall be effective ninety (90) days after the delivery of written notice of termination by MLBP, which may be given only upon the expiration of the thirty
                     (30)-day cure period.

               (iii) In the event a majority or controlling interest in Topps is acquired by a person or entity that was or is connected with casinos or any other form of legalized gambling enterprise, or gambling in any manner, MLBP may terminate the License Agreement immediately by written notice to Topps.

               (iv) If Topps is unable to pay its debts when due, or makes any assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receive or trustee to be appointed for its business property, or be adjudicated a bankrupt or insolvent. In the event the license granted hereunder is terminated pursuant to this Paragraph 31(a)(iv), neither Topps nor its receivers, representatives, trustees, agent, administrators, successor and/or assigns shall rely on the terms of the License Agreement for any rights to sell, exploit or otherwise deal with or in the Baseball Items and Topps Products without the prior written consent of MLBP.

               (v) If Topps fails to pay any royalties or guaranteed minimums due hereunder and Topps fails to cure such breach within fifteen (15) days after written notice thereof from MLBP, unless such failure is due to a good faith dispute between the parties with respect to such payment.

         (b) In the event any of these defaults occur and MLBP desires to exercise its right of termination under the terms of this Paragraph 31, MLBP shall give notice of termination in writing to Topps. Upon termination or expiration of the term hereof, all rights, licenses and privileges granted to Topps hereunder shall automatically revert to MLBP and Topps shall execute any and all documents evidencing such automatic reversion. [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]. Subject to the limitation of the minimum guarantee termination payments set forth in the two preceding sentences, MLBP's right to terminate this Agreement, and the termination payments called for in this paragraph and the right to seek any remedies related to such termination, shall be without prejudice to any other rights or remedies which MLBP may have, whether under the provisions of the License Agreement, in law or in equity or otherwise.

         (c) Topps shall have the right to terminate this Agreement immediately upon written notice to MLBP in the event MLBP ceases to have the ability to license to Topps a material portion of the rights to be licensed to Topps hereunder for the United States or Canada (unless such rights have been assigned to another entity which assumes the License Agreement, without substantive modification).

         (d) Topps shall have the right to terminate this Agreement upon ninety (90) days' written notice to MLBP (which may be given only upon expiration of the 30-day cure period) if MLBP breaches any material term of the License Agreement and fails to cure such breach, to the extent such breach is reasonably capable of cure, within thirty (30) days after written notice thereof from Topps to MLBP. In the event any such breach is not reasonably capable of cure, Topps may only terminate the License Agreement in the event MLBP has persisted, notwithstanding prior written notice of such breaches from Topps to MLBP, to engage in such conduct.

               Notwithstanding the foregoing, Topps may not terminate this License Agreement under subparagraph (d) of Section 31 to the extent subparagraph (c) of Section 31 is applicable to the breach. Any termination under subparagraphs 31 (c) or (d) shall be without limitation or prejudice to any other rights Topps may have, whether under the provisions of the License Agreement, in law or in equity or otherwise.

32. Topps shall deliver to MLBP, as soon as practicable, following expiration or termination of the License Agreement, a statement indicating the number and description of the Baseball Items and Topps Products on hand. Following expiration or termination, Topps may not rely on the License Agreement to manufacture, sell or otherwise distribute any more Baseball Items or Topps Products, but may continue to distribute its remaining inventory for a period not to exceed sixty
         (60) days, subject to the items of Paragraph 24 hereof and payment of applicable royalties relative thereto; provided, however, that such royalties shall not be applicable against minimum guarantees hereunder. MLBP shall have the option to conduct physical inventories before termination and continuing until the end of the sixty (60)-day sell-off period in order to ascertain or verify such inventories and/or statement. Immediately upon expiration of the sell-off period, Topps shall furnish MLBP a detailed statement certified by an officer on behalf of Topps showing the number and description of Baseball Items and Topps Products on hand in its inventory and shall dispose of such inventory at MLBP's direction and at Topps expense. In the event
         Topps refuses to permit MLBP to conduct such physical inventory, Topps shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, MLBP shall have recourse to all other remedies available to it.

32. All notices (other than those referred to in paragraph 15 hereof) required to be given under the License Agreement to a party shall be in writing and shall be deemed duly given if personally delivered or mailed by certified or registered mail, return receipt requested, to the party concerned as follows:

         If to MLBP:

         Ethan Orlinsky
         Director, Legal Affairs and Corporate Secretary
         Major League Baseball Properties, Inc.
         350 Park Avenue
         New York, NY 10022

         Facsimile:  (212) 339-8640

         with a copy to:

         Thomas Duffy
         Vice President,
         Finance and Royalty Administration
         Major League Baseball Properties, Inc.
         350 Park Avenue
         New York, NY 10022
         Facsimile:  (212) 339-8640

         If to Topps:

         Arthur T. Shorin
         Chairman of the Board and
         Chief Executive Officer
         The Topps Company, Inc.
         One Whitehall Street
         New York, NY 10004

         Facsimile:  (212) 376-0627

         with copies to:

         Scott Silverstein, Esq.
         Vice President-Business Affairs    and      Controller
         The Topps Company, Inc.                     The Topps Company, Inc.

         Facsimile:  (212) 376-0626                  Facsimile:  (212) 376-0621

         Notice may also be sent by facsimile if followed by another method of delivery as described above.

34. No waiver, modification or cancellation of any term or condition of the License Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. No waiver by either party hereto of any breach of the License Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. The exercise of any right granted to either party hereunder shall not operate as a waiver. The normal expiration of the term of the License Agreement shall not relieve either party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either party against the other, which rights by their nature survive such expiration. Neither party makes any representations or warranties to the other, except as expressly set forth herein.

35. The License Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between Topps and MLBP. Neither party shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

36. The License Agreement is amended by deleting in its entirety paragraph 11 of the 1969 Agreement and replacing it with the following:

         "The License Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and cannot be changed orally."

37. This 1995 Amendment, including the original 1969 Agreement (dated January 1, 1969) and all prior amendments, and the attached Schedules, when fully executed, shall represent the entire understanding between the parties hereto with respect to the subject matter hereof.

38. Except as expressly amended and extended by this 1995 Amendment, the License Agreement including, without limitation, Section 9 of the 1969 Agreement, shall remain unamended and in full force and effect.

         Please indicate your agreement to the foregoing terms by signing below.

                                             Sincerely,


                                             Scott A. Silverstein
                                             Vice President - Business Affairs


Agreed to and Accepted:

Major League Baseball Properties, Inc.


By:

                                   SCHEDULE A

1.   Minimum Guarantee

     The minimum guarantee is [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] per calendar year, [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT], payable in equal installments of [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT] on each April
     15, July 15 and October 15 during the term. [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

2.   Royalty

     The royalty during the term shall be as follows:

     (a)  For calendar years 1996 and 1997:

         [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT].

     (b)  For calendar year 1998:

         [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT].

     (c) For calendar year 1999:

         [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

     (d) For calendar year 2000:

         [INFORMATION SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT].

                 All royalties shall be paid by March 15 for the immediately preceding calendar year, with a credit for the minimum guarantee theretofore paid for such preceding year.

                                   SCHEDULE B





         1. The team name or Club Logo shall be featured in a prominent and visible manner, on the front or back of each regular player Trading Card, separate from any use of the team name in statistical or editorial information contained on the card.


         2. The team name and Club Logo must be separate and distinct from the player's name and any corporate identification (including, without limitation, that of Topps) featured on any Baseball Item.


         3. The Major League Baseball silhouetted batter logo shall appear in a visible manner on each Trading Card, in no smaller type size than the MLBPA logo on such Trading Card.


         4. Each pack of trading cards must specify the number of cards contained therein, if and as required by law.

                                   SCHEDULE C




                        MLBP 1996 MARKETING PLAN REQUEST





================================================================================
Demographics (3-year Trends)                 Brand Data (1990 - 1995)
     HH  Penetration; Kid HH Penetration
                                              Baseball Card Brand Trends
                                               -- Unit Volume;  Volume Net Sales
                                                  Distribution by Brand/Channel

________________________________________________________________________________
Brand Positioning                             Volume (Unit/Net Sales) 5 Year
   --Each Brand's Reasons for                 History 1995 Estimate (This Being
            Target                            will be provided on a one-time
            Attributes                        basis for this year.) 3 year
            Price Point                       projections (only to the extent
            Channel Focus                     Topps prepares such projections).
   --  Brand Segmentation/Pricing Chart
   --  Brand's Releases                            Shipments
                                                   Returns
________________________________________________________________________________


                                             1996 Marketing Plan
                                               -- Core Consumer Target
                                               -- Objectives and Strategies for
                                                  1996
                                               -- Major Consumer Programs
                                               -- Major Retail Programs
                                               -- New Product Introductions
                                               -- Technological Innovations
                                               -- International Plans

________________________________________________________________________________










                                      C-1